Exhibit 10.1

PH Paris, Factoring Agreement CGA, English translation

AGREEMENT FOR THE TRANSFER OF RECEIVABLES
N° 7783-7784-7785

The present agreement (the “Agreement”) is entered into between:

On one part,

NEWCO NEXANS SUPERIOR ESSEX , a French company organized as a “société par action simplifiée” with a capital of 50.000 Euros, RCS Nanterre B440 088 110 having its registered office at 4-10 rue Mozart — 92587 CLICHY hereinafter referred to as the the “Company”

together with :

1.       NEXANS WINDING WIRES  (“Client A”), a “société par action simplifiée” with a capital of 14.000.000 Euros, RCS Compiègne 444 384 549, having its registered office at Rue Jean Monnet, L’Européen – Parc Tertiaire de la Croix – 60200 COMPIEGNE,  (“Client A”),

2.       LACROIX & KRESS GMBH, registered office at Engterstrasse 34, 49565 Bramsche, Germany, registered in section F of the trade register of the Local Court in Osnabrück with registration number 21732, with a nominal capital of 25.000 Euros,  (“Client B”) and

3.       ESSEX INTERNATIONAL LTD, registered office at Ellis Ashton Park, Liverpool, L36 6BW, England, registration n° 03512877,  (“Client C”).

 The Company and Clients A, B and C are as the case may be hereinafter referred to collectively as the “Clients” and individually as the “Client”

And :

on the other part,

Compagnie Generale d’Affacturage SA, a French company with a capital of EUR 14,400,000, RCS Nanterre B 702 016 312, having its registered office at La Plaine Saint Denis (93577), 3 rue Franis de Préssense , hereinafter referred to as “CGA”,

WHEREAS, Clients A, B and C are, direct or indirect, wholly or partially, owned subsidiaries of the Company which form with them one integral group of companies;

WHEREAS, in order to enhance their management processes and financial capabilities, the Company and the other Clients are willing to enter into financing arrangements in relation to each of their respective commercial receivables portfolio;

WHEREAS, CGA submitted to the Clients a financing offer which has been accepted by them, the terms of which are reflected in this Agreement.

WHEREAS, prior to the present Agreement, the Client NEXANS WINDING WIRES has subscribed with CGA a contract of transfer of receivables on October 19, 2005, it is expressly agreed that NEXANS WINDING WIRES takes on its own the rights and obligations resulting from the initial agreement.

THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

ARTICLE 1:  PURPOSE OF AGREEMENT

CGA undertakes, according to the terms of the present Agreement, to provide to each of the Company and the other Clients a range of financing and management services, without guarantee,  in accordance with the provisions hereof. It is agreed, qccordingly, that CGA by paying the amount of the receivables eligible will be subrogated in the rights of the Clients but will not assume the risk of the financial default of the relevant debtors.

Each Client hereby authorizes the Company to act as its agent, on its behalf. The Company, upon instructions of the Clients, hereby agrees to do so solely for administration purposes in relation to this Agreement.

The obligations of the clients hereunder are several. Each Client will support its own liabilities that may result from the operation of its own current account and will only take in charge (directly or through the Company in its role of agent) its portion (on a due proportion basis) of the commissions and costs due to CGA hereunder.

ARTICLE 2:  SCOPE OF APPLICATION

In order to be eligible under the present Agreement,  the commercial receivables need to fulfill cumulatively the following conditions:

—                                   be receivables that are certain, liquid and payable at maturity thereof and denominated in EUROS, GBP or US Dollars of which the debtors reside in the European Union;

—                                   be receivables that have a maturity not exceeding 90 days, ending on the 10th of following month ; and

—                                   correspond to goods delivered or services rendered.

Are excluded from the scope of application of the Agreement:

—                                   receivables held on a supplier of Clients; notwithstanding the foregoing, if the amount due from a Client to a supplier represents less than 2% of the corresponding outstanding receivables of such Client on such supplier, the receivable shall be deemed an eligible one; CGA may, on a case by case basis and on an express request of a Client, increase this ratio.

—                                   receivables held on debtors that have directors or majority shareholders in common with the parties (other than CGA) hereto.

CGA shall have no duty to verify compliance with the foregoing criteria and each Client shall be solely responsible for ensuring such compliance by such Client.

Each Client undertakes not to assign or to provide the receivables that have been transferred to CGA as a guarantee to a third party.

ARTICLE 3:  CURRENT ACCOUNT AGREEMENT

A current account is opened in the books of CGA in the name of each Client. All the operations processed in performance of the present Agreement shall be recorded in the single current account opened in the name of the relevant Client; For each Client, reciprocal debts and receivables due by and between CGA and the relevant Client in relation to the present Agreement, deemed to be connected and indivisible, shall be reflected as debit or credit entries and shall be set off between them.

In case of plurality of accounts opened in the name of a Client, such accounts are nothing but chapters of that Client’s current account, with all consequences attached, no matter the currency used for the operations. In any case, each Client remains liable for any foreign exchange risk with respect to such Client’s receivables.

The Clients’ current accounts could be opened in EUROS, in GBP for United Kingdom and in United States of America Dollars.

ARTICLE 4:  OPERATIONS IN CURRENCIES OTHER THAN EURO

A receivable denominated in a currency out of the EURO zone is credited to the current account of the relevant Client for its counter value in the currency of said account.

This counter value results from the application, on the value day of its credit entrance to such current account, of the average exchange rate (for cash) of the last business day, quoted in France and communicated by Banque de France.

The counter value of the payments encashed in currencies different than the one of such current account is determined by the exchange rate (for cash) applied by the bank that made the transaction.

ARTICLE 5:  TRANSFER OF RECEIVABLES

Each Client transfers to CGA, at the choice of such Client, on a weekly or monthly frequence, the invoices issued corresponding to the receivables of such Client since the last preceding remittance (hereinafter, the “transferred receivables”). Remittance shall be composed of the following documents:

—                                   a summary voucher being the subrogation deed against payment by CGA to the Clients as determined hereafter; and

—                                   a detailed inventory list of invoices and credit notes transmitted separately in electronic form.

CGA shall pay the amount of the transferred receivables by crediting the current account of each relevant Client; by virtue and on the date of such payment CGA is subrogated in the rights of the relevant Client in relation to the transferred receivables, in accordance with the provisions of article 1250-1 and actions of the French Civil Code.

ARTICLE 6:  DELEGATION OF CREDIT INSURANCE POLICY

Each Client delegates to CGA its right to indemnity resulting from its credit insurance policy. However, any indemnity, paid in this respect, will be credited to the current account of the relevant Client.

Each Client undertakes to take any measure necessary so that a delegation amendment in relation to the credit insurance policy is obtained in favor of CGA.

Each Client undertakes to respect strictly the insurance policy's terms and conditions of its credit insurance contract,. CGA  not being required to make any control in this respect.

Each Client undertakes to specify in the insurance policy all the debtors of such Client falling within the scope of application of this Agreement.

Justification
Each Client shall deliver to CGA at its first demand:
- the copy of approvals or modifications of approvals, setting forth per debtor the maximum granted credit;

- all documents proving that the insurance policy's obligations are punctually observed, in particular: declaration of turnover (“declaration d'aliment”), loss declaration,and payment of premium.

General right of information
Each Client shall deliver to CGA a copy of its credit insurance policy as well as any existing or future amendment. Each Client allows CGA to communicate to the credit insurer and to obtain from it any information relating to its activity, its clients and any incident that might occur during the processing of transactions.

ARTICLE 7:  FINANCING OF THE RECEIVABLES

7.1 Maximum authorized financing envelope facility

CGA will finance receivables within the limit of one and unique global maximum authorized outstanding of:

-  EUR 35,000,000 (thirty-five million Euros) or its counter value in GBP or in US Dollars as defined in Article 4.

This global maximum outstanding amount is of a revolving nature. It is distributed among the Clients as follows:

–              Client A : 29 M€

–              Client B : 3 M€

–              Client C : 3 M€

This allocation of the maximum outstanding amount could be modified at any time with immediate effect,  by the Company, by written request, within the global amount of 35,000,000 Euros.

7.2 Availability of financing funds

At the request of the Company or the relevant Client, CGA will transfer upon receipt of this request, available funds by wire transfer from the current account mentioned in Article 3 of this Agreement to the bank account(s) of each relevant Client.If the request is received by CGA before 11H00 (French time) on a given business day, the requested available funds shall be wired by CGA on the same business day on the bank account(s) of the relevant Client. The requests can be made by fax, by letter or via our website  “CGA Contact”. These requests shall be made by a person duly authorized by the relevant Client.

Available funds result from the outstandings amounts of transferred receivables, from which the commissions defined in Article 10 hereof are deducted, together with the retention as defined in Article 8.

The first operation will consist in the transfer of the existing clients balances, according to Article 5 hereof. In the framework of this Agreement, the funds can be made available on the signature date of the Agreement to the extent that the receivables are free of any right and that all the conditions defined in this Agreement are fulfilled.

ARTICLE 8:  RETENTION OF FINANCING

The retention corresponds to 10% of the amount of the outstanding amount of the receivables that are the purpose of the financing.

This retention correspond to the unavailable portion constituted to secure all the obligations in principal, commission, costs and incidentals (credit notes, disputes, …) of the Clients towards CGA under this Contract.

Exercise of CGA’s right of recourse:
CGA may terminate the financing of relevant unpaid receivables: 60 days after their maturity date.

This retention can be increased up to 20% in case of breach of one of the following financial covenants if not remedied by the Company or relevant Client within three business days. The retention percentage could be decreased to 10% if any of the covenant is complied with once again and/or the breach is finished.

At the level of  the Company’s audited consolidated accounts for each fiscal year ending December 31:
- Fonds propres (Equity) / total bilan (total balance sheet) should be >10%
- Excédent brut d’exploitation (EBITDA: earning before interest, taxes, depreciation and amortization) should be > 0
These ratios are calculated on the basis of such annual consolidated accounts of the Company; such ratios are calculated yearly.

At the level of each Client
-               Privileges sociaux et fiscaux (preferential claims : tax and staff related) should be < 5% of sales

1 fonds propres (Equity) : ligne DL de la liasse fiscale + ligne VI de I’annexe 8 de la liasse fscale.
2 total bilan (total balance sheet) : ligne EE de la liasse fiscale + montant des créances clients mobilisées par escompte, dailly ou affacturage + engagement de credit bail.
3 Excédent brut d’exploitation : Ligne FL +Ligne FQ - ligne FS - Ligne FT - Ligne FU - Ligne FW - Ligne FX.- ligne FY - ligne FZ + ligne FO de I’annexe 3 de la liasse fiscale
4 chiffre d’affaires (sales) : ligne FL de la liasse fiscale

ARTICLE 9:  MANDATE FOR THE MANAGEMENT AND COLLECTION OF RECEIVABLES

9.1 Definition of the mandate

As owner of the receivables by virtue of subrogation, CGA is accordingly the only entity authorized to collect payments on the receivables.

Nevertheless, in the context of this Agreement, CGA appoints the Clients as its agent to collect the amount of the transferred receivables paid by subrogation. During the term of this mandate, the Clients are accordingly dispensed from informing the debtors of the existence of this Agreement and from including the subrogation payment clauses in favor of CGA on the invoices that they send to them.

CGA undertakes not to intervene directly or indirectly with debtors, except in the event that the appointment is revoked or if so expressly requested in writing by the Clients.

9.2 Collection of the receivables

Each Client undertakes to comply with their usual collection procedures, and, in general, to take all reasonable steps that would be necessary to saveguard CGA’s rights. Neither the Company nor any of the Clients are allowed, according to their collection mandate, to engage any legal proceedings against debtors or to instruct lawyers or collection agents for the collection purpose without the prior written consent of CGA. Conversely, neither the Company nor any of the Clients can be obliged by CGA to do so, being understood that in case of refusal of any of the Clients to engage such legal proceedings upon request of CGA, CGA may revoke  the collection mandate of this Client according to Article 9.5.

Each Client will inform CGA of any modification that may be made in its collection procedures.

9.3 Payment collections

CGA shall open in its own name  a bank account for each Client, which will be dedicated to the collection of such Client’s debtors’ payments. The references of each of these accounts shall be given in writing to each relevant Client.

Each Client, in accordance with its mandate, receives its debtors’ payments as a depositary agent and commits itself to:

-                                            Remit the payment means and instruments to the dedicated account of such Client without delay and informing CGA,

-                                            Ask debtors to make their wire transfers directly to the dedicated account of such Client and provide CGA with a copy of that request. Any wire transfers credited to another account should be repaid into the dedicated account of such Client immediately.

Should these commitments not be respected, CGA is allowed, if such breach is not remedied by the Client within three business days, to reduce the payments it would have to make to the relevant Client or to debit the current account of such Client by the same amount, without prejudice to any other legal action CGA would have against such Client in such cases.

Should the current account of a Client be debited, this debit note operates to repay CGA only if the available portion of the current account of such Client has an adequate credit position.

Each Client authorize CGA to credit its relevant current account with any remittance CGA may receive in the name of such Client, regardless of its date or allocation.

9.4 Information relating to the performance of the collection agency mandate

Each Client undertakes to transmit to CGA, on a monthly basis, at latest on the 10th business day of the following month, the following documents established as of the last day of the month:

-                                            Reconciliation statement established on the document forms given by CGA and by electronic file:

-                                            a balance age analysis of the matured and unmatured transferred receivables, per outstandings, showing overdue transferred receivables by period of 30 days;

-                                            a detailed statement of each debtor account;

-                                            a monthly list of unmatured commercial bills;

Each Client also undertakes to transmit from time to time a copy of the summary vouchers of remittance of payment orders to bank.

Finally each Client undertakes to transmit to CGA an exhaustive list of its financialpartner institutions with their full contact information.

9.5 Revocation of the appointment as collection agent

In case of a substantial breach by a Client of its obligations under the collection agency mandate and in the absence of any remedy of such breach by such Client within three business days after written notification of breach sent by CGA to such Client with a copy to the Company, CGA may then revoke the collection agency of that Client and proceed directly with the collection of the transferred receivables related to it and receipt of payments. Such Client will in this case furnish CGA with all helpful reasonable assistance.

CGA will use its best efforts to afford to the relevant Client a time period of ten business days in France, Germany and the United Kingdom in order to allow him to explain to the debtors this change in situation or, if on a simple request of the relevant Client, CGA may return the entirety of the transferred receivables to such Client provided CGA is reimbursed.

In the event that the collection agency is revoked in a manner requiring debtor’s notification, CGA will receive for notification and management expenses a fee equal (all taxes included):

-               to EUR 5 per debtor and EUR 6 per invoice* in France (tax included),
-               to EUR 16 per debtor and EUR 8 per invoice* in Germany,
-               to GBP 10 per debtor and GBP 5 per invoice* in United Kingdom,

* carried by CGA as at the date of revocation of the agency.

The notification will be made by CGA according to the legal rules in effect in the countries of each debtor. These modalities will be precised by separate courier.

ARTICLE 10:  REMUNERATION OF CGA

In the context hereof, commissions and fees earned by CGA are subject, if any, to French VAT.

10.1 Service commission

CGA will receive, monthly, a service commission (excluding tax) equal to EUR 7,500 or its counter value in GBP or in US Dollars as defined Article 4.
This amount is due and payable at the beginning of each month.
The Clients, or the Company acting on their behalf, will indicate to CGA the breakdown allocation of this service commission.

10.2 Financing commission

CGA will receive, on a monthly basis, in arrears, a financing commission (excluding tax) calculated at CGA’s rate plus 0.47 % per annum, payable upon receipt of invoice by each relevant Client.
The financing commission is calculated pro rata temporis on the withdrawals registered on the debit side of the current account as from the day of such withdrawal until the actual collection by CGA of payments or reimbursements received, or until the date of exercise by CGA of its right of recourse as defined under Article 8.

CGA’s rate is defined as a rate resulting, for each calendar month, from the arithmetic average of the EONIA* for the period from the last working day of the previous month up to the last but one working day of the current month.

*EONIA : European Overnight Index Average notified daily by the Central European Bank

In case of financing in GBP or in US Dollars, LIBOR* in the relevant currency will substitute to EONIA.

*CGA’s rate is defined as the rate resulting, for each calendar month, from the daily application of LIBOR (London InterBank Offer Rate) calculated on a one week period.

ARTICLE 11:  EFFECTIVENESS, TERM AND TERMINATION OF THE CONTRACT

This Agreement enters into effect on the date it is signed.

It is concluded for a period of three years as from the date of signature.

The Company (acting for itself and on behalf of Clients) may terminate it at any time, complying with a two months prior notice. In this case, CGA shall receive an amount corresponding to 18 months of Service Commission. It is so understood that if the Company terminates the Agreement after a period of 18 months starting from the date of signature, no penalty shall be due, provided that CGA has effectively received the amount corresponding to 18 month service commissions.

CGA may terminate the Agreement without prior notice in the following events:

—                                   a force majeure (fire, strike, destruction or actual impossibility for CGA to conduct its business…);

—                                   the appointment of a bankruptcy administrator (or its equivalent in English or German law), voluntary liquidation or cessation of the business of a Client;

—                                   a substantial modification in the legal situation of the Clients, particularly in the event that NEXANS ceases to hold, directly or indirectly, 38 to 42% of the capital of the Company, unless such substantial modification is expressely accepted by CGA;

—                                   any behaviour or substantial breach by any of the Clients of any of its contractual obligations which is not remedied by the said Client within two business days after a written notification sent by CGA to such Client (with copy to the Company).

ARTICLE 12:  ATTRIBUTION OF JURISDICTION.

This contract is exclusively subject to French law.

The contract takes effect under the condition precedent: a first demand guarantee from the Company at the level of 35.000.000 Euros is obtained by separated deeds without benefit of division or discussion that includes the taking in charge of the undertaking pursuant to the prior executed contract between Nexans Winding Wires and CGA dated October 19, 2005.

The parties agree that the Commercial Tribunal of Paris will have jurisdiction to settle any dispute in regard to this Agreement, being understood that CGA reserves the right also to submit disputes to other tribunals that have jurisdiction there over in accordance with applicable rules.

Done in five originals, at Levallois Perret, on [               ](1) 2005

THE COMPANY	THE GUARANTOR	CGA

CLIENT A	CLIENT B	CLIENT C

(1) Please note that the date of execution is missing and has not been completed on the signature page of the executed French version received by PDF from CGA last Friday 6 January 2006. In addition there is no other date appearing on the executed French version of the Agreement itself as being the date of execution which is the date, as per article 11, triggering the official entry into effect of the Agreement and of the three years period of its validity. Although the date of execution of the Agreement could be known and attested in fact by cross referencing the provision of the executed separate guarantee issued by Essex Nexans Europe on October 28, 2005, which refers to the Agreement as being dated as of the 27 of October 2005, we recommend that this should be regularized and be completed through a one page letter Addendum to be signed by all parties.